Exhibit 10.5
DELEK US HOLDINGS, INC.
2026 LONG-TERM INCENTIVE PLAN
STOCK APPRECIATION RIGHTS GRANT NOTICE

You have been granted an Award of Stock Appreciation Rights (the “SARs”), each representing the right to receive value equal to the appreciation in one share of the Common Stock of Delek US Holdings, Inc., a Delaware corporation (the “Company”) pursuant to the Company’s 2026 Long-Term Incentive Plan (the “Plan”), above the base price on the following terms:

Name of Recipient (the “Participant”):	________________________________________
Total Number of SARs Granted:	________________________________________
Base Price	$_______________________________________
Grant Date:	________________________________________
Term:	Ten (10) years from the Grant Date, subject to earlier termination as provided herein and the Plan.
Vesting Schedule:	________________________________________ ________________________________________ ________________________________________
By accepting this Award, you agree that these SARs are granted under and governed by the terms and conditions of the Plan and the Stock Appreciation Rights Agreement attached to, and made a part of, this Stock Appreciation Rights Grant Notice. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
The Company may, in its sole discretion, deliver any documents related to SARs awarded under the Plan, future SARs that may be awarded under the Plan and all documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

DELEK US HOLDINGS, INC.
2026 LONG-TERM INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT

In addition to the terms and conditions set forth in the Stock Appreciation Rights Grant Notice (the “Grant Notice”), and the Plan, the Company has granted to you the number of SARs set forth in the Grant Notice pursuant to the following terms and conditions of this Stock Appreciation Rights Agreement (the “Agreement”):
1.SARs. SARs constitute an unfunded and unsecured promise of the Company to deliver to the Participant upon exercise, subject to the satisfaction of the vesting conditions set forth in the Grant Notice and the other terms and conditions of this Agreement and the Plan, to receive value equal to the appreciation in one share of Common Stock above the base price of the SARs, to be delivered, in the Company’s sole discretion, in cash or shares of Common Stock, determined as set forth below under “Exercise / Delivery of Shares.” Until such delivery, the Participant shall have the rights of a general unsecured creditor of the Company with respect to the SARs and shall not have any rights as a stockholder of the Company such as voting rights.

2.Vesting / Forfeiture. Except as otherwise provided herein, the Plan or any other agreement(s) between the Company and the Participant, the SARs shall vest according to the Grant Notice. All vesting is subject to the Participant’s continuous employment or other service with the Company or its affiliates through each applicable vesting date. The Participant shall forfeit the unvested portion of the SARs upon the termination of the Participant’s employment or other service with the Company or its affiliates. The Company determines whether and when your employment or other service terminates for all purposes of your SARs.

3.Termination of Employment or Other Service.

a.[Accelerated Vesting upon Qualified Retirement. If the Participant’s employment with the Company is terminated (other than due to Cause) on or after the date the sum of Participant’s (A) age plus (B) years of service with the Company equals or exceeds sixty-five (65) (a “Qualified Retirement”), then the unvested portion of the SARs shall vest in full (100%) on the date of the Qualified Retirement.]

b.Death or Disability. If the Participant’s employment or other service with the Company or its affiliates is terminated due to the Participant’s death or Disability (as defined below), then: (i) that portion of the SARs, if any, that is vested and exercisable on the date of termination shall remain exercisable by the Participant (or, in the event of death, the Participant’s beneficiary) during the one (1) year period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, provided that, in the event of a termination due to Disability, if the Participant dies during such one (1) year period, then the Participant’s beneficiary may exercise the SARs, to the extent vested and exercisable by the Participant immediately prior to the Participant’s death, for a period of one (1) year following the date of death but in no event after expiration of the stated term hereof, and (ii) that portion of the SARs, if any, that is not vested and exercisable on the date of the Participant’s termination of employment or other service shall thereupon terminate. For purposes of this Agreement, “Disability” shall mean the inability of Participant to perform the customary duties of the Participant’s employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness which is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.

c.Termination for Cause. If the Participant’s employment or other service is terminated by the Company or its affiliates for Cause (as defined below), then the SAR (whether or not then vested and exercisable) shall immediately terminate and cease to be exercisable. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in any employment agreement between the Company and the Participant or, if there is no employment agreement or such term is not defined in the employment agreement, then, for the purposes hereof, the term “Cause” shall mean the Participant’s (i) fraud, gross negligence or willful misconduct involving the Company or its affiliates, (ii) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude, or (iii) material breach of any written agreement between the Participant and the Company or any of its affiliates.

d.Other Termination. If the Participant’ s employment or other service with the Company or its affiliates is terminated for any reason other than those set forth in Section [3.a., 3.b. or 3.c.] above, then: (i) that portion of the SARs, if any, that is vested and exercisable on the date of termination shall remain exercisable by the Participant during the thirty (30) calendar day period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, and (ii) that portion of the SARs, if any, that is not vested and exercisable on the date of termination shall thereupon terminate.

4.Exercise / Delivery of Shares.

a.Shares to be Delivered Upon Exercise. Subject to the provisions hereof and of the Plan, upon the exercise of an SAR under this Agreement, the Participant (or the Participant’s beneficiary, as the case may be) shall be entitled to receive, in the Company’s sole discretion, cash and/or a number of whole shares having a Fair Market Value equal to the product of X and Y, where

X = the number of whole shares as to which the SAR is being exercised, and

Y = the excess of (i) the Fair Market Value per share on the date of exercise over (ii) the base price per share with respect to the SARs being exercised.

b.Manner of Exercise. The Participant may exercise SARs that are vested and exercisable under this Agreement by delivering to the Company (i) a written notice of such exercise specifying the number of shares of Common Stock covered by such exercise, and (ii) payment in full of the withholding taxes due in connection with the exercise, unless other arrangements satisfactory to the Company are made for the satisfaction of such payment as further described under “Withholding / Consents” below.

c.Delivery of Shares. Except as otherwise provided herein, the shares of Common Stock referenced by the vested portion of the SARs shall be issued and delivered to the Participant promptly following the exercise date. The Participant shall have no right to receive any dividend or distribution with respect to such shares if the record date for such dividend or distribution is prior to the exercise date of the SARs.

5.No Dividend Equivalents. If and to the extent the SARs are settled in the form of shares of Common Stock, no dividends or dividend equivalents shall be paid or credited to the Participant on account of a SAR prior to exercise. No dividends or dividend equivalents shall be paid or credited to the Participant with respect to any SAR settled in cash.

6.Withholding / Consents. Upon the exercise of an SAR under this Agreement, the applicable tax withholding obligation may be paid (i) in cash or by check (including the withholding of cash sufficient to cover the withholding obligation from the proceeds of a cash settlement of the SARs); (ii) at the discretion of the Committee, by (A) the delivery of previously-owned shares of Common Stock, (B) means of a cashless exercise procedure in connection with a stock settlement (including, without limitation, the withholding of shares from the settlement or through a broker-assisted cashless exercise), (C) any other legal means that may be acceptable to the Committee, or (D) by a combination of the foregoing; or (iii) at the discretion of the Committee, in any combination of the above. The delivery of cash or shares of Common Stock upon the exercise of SARs is conditioned on the Participant’s satisfaction of any applicable withholding taxes in accordance with the Plan and any other agreement(s) between the Company and the Participant. The Participant’s rights in respect of the SARs are conditioned on the receipt to the full satisfaction of the Company of any required consents that the Company may determine to be necessary or advisable, including, without limitation, consents to deductions from wages or other arrangements satisfactory to the Company.

7.Nontransferability. The SARs may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party (other than the Company or an affiliate thereof), or assigned or transferred (collectively, “Transferred”) by the Participant other than by will or the laws of descent and distribution or to a beneficiary upon the death of the Participant. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause the SARs or any part of it to be Transferred in any manner and for any purpose shall be null and void and without effect upon the Company, the Participant or any other person.

8.Compliance with Law / Transfer Orders / Legends. If and to the extent the SARs are settled in the form of shares of Common Stock, the Company will not be obligated to issue or deliver shares of Common Stock pursuant to this Agreement unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

9.No Employment or Other Rights. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment or other service with the Company or its affiliates or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Participant’s employment or other service.

10.Provisions of the Plan / Electronic Delivery. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. As a participant in the Plan, you are entitled to receive certain information regarding the Plan and its operations and such information is available to you electronically atwww.401k.com. You may receive a paper copy of this information at no cost to you if you contact the Company by telephone at (615) 771-6701 or by regular United States mail at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027. By accepting this award, you hereby consent to the electronic delivery of the Plan to you as set forth herein and acknowledge receipt of a copy of the Plan prior to your acceptance of this Award.

11.Section 409A. Settlement of these SARs is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception. Notwithstanding the foregoing, if it is determined that settlement of these SARs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any SARs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death. Each tranche of SARs that is exercised after vesting is hereby designated as a separate payment for purposes of Code Section 409A.

12.Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement, together with the Grant Notice and the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

BY ACCEPTING THIS SARs AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.